UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Wright Express Corporation

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholders,

You are invited to attend our 2007 annual meeting of stockholders. The meeting will be held on Friday, May 18, 2007, at 8:00 a.m., Eastern Time, at the Portland Marriott at Sable Oaks in South Portland, Maine.

At the meeting we will:

•	elect two directors for three-year terms,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and

•	consider any other business properly coming before the meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in “street name,” you should follow the instructions provided by your bank, broker or other nominee.

On behalf of the Board of Directors and the employees of Wright Express Corporation, we would like to express our appreciation for your continued interest in the Company.

Sincerely,

Rowland T. Moriarty
CHAIRMAN OF THE BOARD

Michael E. Dubyak
PRESIDENT AND CHIEF EXECUTIVE OFFICER

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

The 2007 annual meeting of stockholders of Wright Express Corporation will be held on Friday, May 18, 2007, at 8:00 a.m., Eastern Time, at the Portland Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine, 04106, to conduct the following items of business:

•	elect two directors for three-year terms,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007, and

•	consider any other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on March 20, 2007 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available at least 10 days prior to the meeting at our offices located at 225 Gorham Road, South Portland, Maine, 04106.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

i

ii

This proxy statement describes the proposals on which you may vote as a stockholder of Wright Express Corporation. It contains important information to consider when voting.

The Company’s board of directors, or the Board, is sending these proxy materials to you in connection with the Board’s solicitation of proxies. Our annual report to stockholders and our proxy materials were first mailed on or about April 13, 2007.

Your vote is important. Please complete, execute and promptly mail your proxy card as soon as possible even if you plan to attend the annual meeting.

VOTING YOUR SHARES

Stockholders who owned the Company’s common stock at the close of business on March 20, 2007, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 40,533,060 shares of common stock outstanding on the record date.

How do I vote?

•	You may vote by mail if you hold your shares in your own name.

You do this by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope.

•	You may vote in person at the meeting.

We will pass out ballots to any record holder who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in “street name” means you hold them through a brokerage firm, bank or other nominee, and as a result, the shares are not held in your individual name but through someone else.

If you hold your shares in “street name,” you should follow the instructions provided by your bank, broker or other nominee, including any instructions provided regarding your ability to vote by telephone or through the Internet.

How do I vote my shares held in the Wright Express Corporation Employee Savings Plan?

If you participate in our Wright Express Corporation Employee Savings Plan, commonly referred to as the “401(k) Plan,” shares of our common stock equivalent to the value of the common stock interest credited to your account under the plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by May 15, 2007. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

Please refer to the “Information about Voting Procedures” section.

PROPOSALS TO VOTE ON

ITEM 1.	ELECTION OF DIRECTORS

Our nominees for director this year are:

•	Shikhar Ghosh

•	Kirk P. Pond

Each nominee is presently a director of the Company and has consented to serve a new three-year term.

We recommend a vote FOR these nominees.

ITEM 2.	RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007

The Audit Committee of the Board has selected Deloitte & Touche LLP, or D&T, as the independent registered public accounting firm for the Company for the fiscal year 2007. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Audit Committee has decided to request that the stockholders ratify the appointment. A representative of D&T will be present at the meeting to answer questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.

If this proposal is not approved by you at the 2007 annual meeting, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our stockholders.

We recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

OTHER BUSINESS

We know of no other business to be considered at the meeting and the deadline for stockholders to forward proposals has passed. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have properly submitted your proxy, then Michael E. Dubyak or Melissa D. Smith will vote your shares on those matters according to his or her best judgment.

THE BOARD OF DIRECTORS

NON-EXECUTIVE CHAIRMAN

Our Board is led by our non-executive Chairman, Dr. Moriarty. The non-executive Chairman is not an officer of Wright Express and leads all meetings of the Board at which he is present. The non-executive Chairman serves on appropriate committees as reasonably requested by the Board, sets meeting schedules and agendas and manages information flow to the Board to assure appropriate understanding and discussion regarding matters of interest or concern to the Board. The non-executive Chairman also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as may be prescribed.

MEMBERS OF THE BOARD OF DIRECTORS

Shikhar Ghosh Age 49 Class II Director Since 2005 Term Expires 2007	Since June 2006, Mr. Ghosh has been the CEO of Risk Syndication for the Kessler Group, where he enables bank clients and their endorsing partners to market credit card offers to previously unmailed segments. Mr. Ghosh is also currently the Chairman of three venture-backed companies, Rave Wireless, Inc., Skyhook Wireless and BzzAgent. Rave Wireless builds mobile applications for universities, Skyhook is developing a national positioning system based on WiFi technology and BzzAgent develops word-of-mouth marketing campaigns using the internet. From June 1999 to June 2004, Mr. Ghosh was Chairman and Chief Executive Officer of Verilytics Technologies, LLC, an analytical software company focused on the financial services industry. In 1993, Mr. Ghosh founded Open Market, Inc., an Internet commerce and information publishing software firm. From 1988 to 1993, Mr. Ghosh was the chief executive officer of Appex Corp., a technology company that was sold to Electronic Data Systems Corporation in 1990. From 1980 until 1988, Mr. Ghosh served in various positions with The Boston Consulting Group, and was elected as a worldwide partner and a director of the firm in 1988.

Kirk P. Pond Age 62 Class II Director Since 2005 Term Expires 2007	From June 1996 until May 2005, Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., one of the largest independent semiconductor companies. He has been a director with Fairchild Semiconductor since 1997 and was the Chairman of the board of directors of that company from March 1997 until June 2006. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer and was in the office of the President. Prior executive management positions were with Fairchild Semiconductor Corporation, Texas Instruments and Timex Corporation. Mr. Pond is also a former director of the Federal Reserve Bank of Boston.

Michael E. Dubyak Age 56 Class III Director Since 2005 Term Expires 2008	Mr. Dubyak has served as our President and Chief Executive Officer since August 1998. From November 1997 to August 1998, Mr. Dubyak served as our Executive Vice President of U.S. Sales and Marketing. From January 1994 to November 1997, Mr. Dubyak served us in various senior positions in marketing, marketing services, sales, business development and customer service. From January 1986 to January 1994, he served as our Vice President of Marketing. Mr. Dubyak has more than 30 years of experience in the payment processing, information management services and vehicle fleet and fuel industries.

Ronald T. Maheu Age 64 Class III Director Since 2005 Term Expires 2008	Since January 2003, Mr. Maheu has served on the Board of Directors and has been the Chairman of the Audit Committee of CRA International, Inc., a consulting firm headquartered in Boston, Massachusetts. Mr. Maheu retired in July 2002 from PricewaterhouseCoopers. Mr. Maheu was a senior partner at PricewaterhouseCoopers LLP from 1998 to July 2002. Since 2002, Mr. Maheu has been a financial and business consultant. Mr. Maheu was a founding member of Coopers & Lybrand’s board of partners. Following the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Maheu served on both the U.S. and global boards of partners and principals of PricewaterhouseCoopers until June 2001.

Rowland T. Moriarty Age 60 Class III Director Since 2005 Term Expires 2008	Dr. Moriarty is the non-executive Chairman of the Board of Directors. He has been President and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1981. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School. Dr. Moriarty also serves on the boards of directors of Staples, Inc. and CRA International, Inc., which file reports pursuant to the Exchange Act.

Regina O. Sommer Age 49 Class I Director Since 2005 Term Expires 2009	From January 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a leading provider of security software solutions, which was acquired by Computer Associates International, Inc. in November 2004. Since 2005, Ms. Sommer has been a financial and business consultant. From October 1999 to April 2001, Ms. Sommer was Vice President and Chief Financial Officer of Revenio, Inc., a privately-held customer relationship management software company. Ms. Sommer was Senior Vice President and Chief Financial Officer of Open Market, Inc., an Internet commerce and information publishing software firm, from 1997 to 1999 and Vice President and Chief Financial Officer from 1995 to 1997. From 1989 to 1994, Ms. Sommer was Vice President at The Olsten Corporation and Lifetime Corporation, providers of staffing and healthcare services. From 1980 to 1989, Ms. Sommer served in various positions from staff accountant to senior manager at PricewaterhouseCoopers, LLP. Ms. Sommer currently serves on the Board of SoundBite Communications, a privately-held company, where she is the chair of the Audit Committee.

Jack VanWoerkom Age 53 Class I Director Since 2005 Term Expires 2009	Mr. VanWoerkom has served as Executive Vice President, General Counsel and Secretary of Staples, Inc., an office products company, since March 2003. From March 1999 to March 2003, Mr. VanWoerkom was Senior Vice President, General Counsel and Secretary of Staples. Prior to joining Staples, Mr. VanWoerkom served as General Counsel of Teradyne, Inc., a semi-conductor chip testing company, from January 1998 to March 1999.

George L. McTavish Age 65 Class I Director Since 2007 Term Expires 2009	Mr. McTavish brings more than 30 years of experience in the software and information services industries to Wright Express. Since October 2004, he has served as the chairman and CEO of Source Medical Corporation, an outpatient information solutions and services provider for ambulatory surgery centers, rehabilitation clinics and diagnostic imaging centers. Before joining Source Medical, Mr. McTavish served as chairman and CEO of BenView Capital, a private investment company from December 2001 until October 2004. Prior to BenView, Mr. McTavish was a full-time consultant for Welsh Carson Anderson & Stowe, an investment buy-out firm in New York City. From 1987 to 1997, Mr. McTavish was chairman and CEO of Comdata, a provider of information services, financial services and software to the transportation industry. Following the acquisition of Comdata by Ceridian Corporation in 1995, he was also named as an EVP of Ceridian. He had joined Comdata after serving as chairman and CEO of Hogan Systems, a provider of enterprise software systems to the banking and financial services industries. Mr. McTavish is a member of the board of advisors at Clayton Associates, FCA III. In addition, he is a board member of Censis Technologies, a privately held company.

NUMBER OF DIRECTORS AND TERMS

Our certificate of incorporation provides that our Board shall consist of such number of directors as is fixed by our By-Laws. Our By-Laws provide that, by resolution of the Board, we shall have eight directors. Our directors serve staggered terms as follows:

•	each director who is elected at an annual meeting of stockholders serves a three-year term and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

BOARD AND COMMITTEE MEETINGS

The Board held eleven meetings in 2006 and each director attended at least 75% of all Board and applicable committee meetings. Our non-management directors meet in executive session at each regularly scheduled in-person Board meeting and we have at least one meeting per year of our independent directors. Our Chairman of the Board leads the executive sessions of non-management directors. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. All directors who were serving at that time attended our 2006 annual meeting of stockholders.

Our Board has created the following committees:

		Number of
		Meetings
Name of Committee and Members	Committees of the Board of Directors	in 2006

Audit
Ronald T. Maheu (Chair) Regina O. Sommer Jack VanWoerkom George L. McTavish	The Audit Committee must be comprised of at least three directors appointed by a majority of the Board. The Audit Committee oversees our accounting and financial reporting processes, as well as the audits of our financial statements and internal controls. All members of the Audit Committee are independent under the rules of the New York Stock Exchange, or the NYSE, and the applicable rules of the Securities Exchange Commission, or the SEC. In addition, each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. Unless determined otherwise by the Board, the Audit Committee shall have at least one member who qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Our Board has determined that Mr. Maheu qualifies as an “audit committee financial expert” and is “independent” under the listing standards of the NYSE and the rules of the SEC.	16
Compensation
Kirk P. Pond (Chair) Shikhar Ghosh Regina O. Sommer	The Compensation Committee must be comprised of at least two directors appointed by a majority of the Board. The Compensation Committee oversees the administration of our equity incentive plans and certain of our benefit plans, reviews and administers all compensation arrangements for executive officers and our Board and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. All members of the Compensation Committee are independent under the rules of the NYSE.	5
Corporate Governance
Jack VanWoerkom (Chair) Shikhar Ghosh Kirk P. Pond	The Corporate Governance Committee is comprised of that number of directors as our Board shall determine. Currently, there are three directors serving on the committee. The Corporate Governance Committee’s responsibilities include identifying and recommending to the board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. All members of the Corporate Governance Committee are independent under the rules of the NYSE.	4

CORPORATE GOVERNANCE INFORMATION

You will find the following documents under the corporate governance tab of the investor relations page of our website at www.wrightexpress.com: our Corporate Governance Guidelines; Code of Business Conduct and Ethics for Directors; employee Code of Business Conduct and Ethics; and the charters for the Audit Committee, Compensation Committee, and Corporate Governance Committee. You also may obtain a paper copy of these documents, without charge, by contacting our investor relations department:

Investor Relations
Wright Express Corporation
97 Darling Avenue South Portland, ME 04106
Telephone: (866) 230-1633
Email: investors@wrightexpress.com

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee (the members of which are listed in the table in the “Board and Committee Meetings” section) is or was one of our or our subsidiaries’ former officers or employees. During 2006, there were no Compensation Committee interlocks as defined under SEC rules.

DIRECTOR COMPENSATION

2006 Director Compensation

The following table shows the compensation plan which was used in paying our non-employee directors in 2006. It was established in 2005 at the time of our initial public offering. Directors were paid under this plan for all of 2006.

Compensation(1)(2)
Annual director retainer(3)	$70,000
New director equity grant(4)	50,000
Board and Committee meeting attendance fee	2,000
Audit Committee chair	25,000
Audit Committee member	12,500
Compensation Committee chair	12,000
Compensation Committee member	8,000
Corporate Governance Committee chair	9,000
Corporate Governance Committee member	7,000
Non-executive chairman stipend	150,000

(1)	Members of our Board who are also our or our subsidiaries’ officers or employees do not receive compensation for serving as a director (other than travel-related expenses for meetings held outside of our headquarters). Non-employee directors receive reimbursement of their travel-related expenses for all meetings.

(2)	The non-executive chairman stipend, Committee chair stipends and all Committee membership stipends are paid 50% in cash and 50% in shares of common stock required to be deferred under the Non-Employee Directors Deferred Compensation Plan which is described below. Such deferred common stock is referred to as “deferred stock units.” These units are issued under our 2005 Equity and Incentive Plan. Non-employee directors may elect to receive all of their stipends in the form of deferred stock units. The number of shares of common stock received pursuant to the common stock portion of such stipends or any other compensation to be paid in the form of common stock equals the value of the compensation being paid in the form of common stock, divided by the fair market value of a share of our common stock as of the date the compensation is paid. Each deferred stock unit entitles the director to receive one share of our common stock 200 days following such director’s retirement or termination of service from the Board for any reason. The non-employee directors may not sell or receive value from any deferred stock unit prior to such termination of service.

(3)	The annual director retainer is paid in quarterly installments. Fifty percent of the retainer is paid in cash and 50% is paid in deferred stock units. A non-employee director may elect to receive the entire retainer in deferred stock units.

(4)	The number of deferred stock units to be granted equals $50,000 divided by the fair market value of a share of our common stock on the date of grant.

Non-employee directors deferred compensation plan

Under our Non-Employee Directors Deferred Compensation Plan, as governed by the Wright Express Corporation 2005 Equity and Incentive Plan, or the E&I Plan, our non-employee directors may elect to defer their compensation as deferred stock units, or DSUs. As noted above, in 2006 we paid a portion of compensation to our non-employee directors in the form of deferred stock units and this compensation is represented in the table below. The deferred stock units granted pursuant to this elective deferral are issued under our E&I Plan. Our non-employee directors could also elect to defer certain other designated fees that would otherwise be payable in cash. On the 200th day after the director leaves the Board, a one-time distribution equivalent to the units deferred is payable to the director in shares. Actual director compensation earned in 2006, according to this schedule, is shown below.

DIRECTOR COMPENSATION

	Fees Earned or	Stock
	Paid in Cash	Awards(1)(2)	Total
Name	($)	($)	($)

Shikhar Ghosh	82,691	42,309	125,000
Ronald Maheu	75,117	77,883	153,000
Rowland Moriarty	136,152	109,848	246,000
Kirk Pond	82,712	44,288	127,000
Regina Sommer	109,427	45,073	154,500
Jack VanWoerkom	105,931	45,569	151,500

(1)	Amounts in this column reflect 2006 retainer fees earned in deferred stock units. All amounts deferred resulted in deferred stock units equal in value to the closing price of Wright Express common stock on each of the pricing dates, which were as follows: $29.59 on May 3, 2006; $30.01 on August 1, 2006; $29.18 on November 10, 2006 and $27.72 on February 12, 2007.

(2)	The aggregate number of deferred stock units earned by each director as of December 31, 2006 is as follows: Mr. Ghosh — 6,331; Mr. Maheu — 9,023 (includes a deferral of 20% of Mr. Maheu’s cash director fees into the Non-Employee Directors Deferred Compensation Plan); Dr. Moriarty — 11,999; Mr. Pond — 6,498; Ms. Sommer — 6,564; and Mr. VanWoerkom — 6,606.

In 2006, at the request of the Compensation Committee, Buck Consultants, LLC, or Buck, conducted a thorough analysis of our director compensation programs including peer group and general market comparisons. As a result of this analysis, on September 7, 2006, the Compensation Committee adopted the Wright Express Corporation Non-Employee Director Compensation Plan, or the Director Plan, and director equity ownership guidelines, effective January 1, 2007. The Director Plan separates the retainer into two components; one for cash and one for equity, changes the form of equity to restricted stock units with a 3-year vesting period, eliminates the Committee member retainer used in the original plan and adjusts the value of the compensation based on a market review.

The Director Plan for 2007 is as follows:

Compensation(1)
Annual Non-Executive Chairman cash retainer	$127,500
Annual Non-Executive Chairman equity retainer(2)	127,500
Annual Director cash retainer	35,000
Annual Director equity retainer(2)	70,000
Board and Committee meeting attendance fee	2,000
Audit Committee chair cash retainer	25,000
Compensation Committee chair cash retainer	12,000
Corporate Governance Committee chair cash retainer	12,000
New Director Equity grant(2)	50,000

(1)	Members of our Board who are also our or our subsidiaries’ officers or employees do not receive compensation for serving as a director (other than travel-related expenses for meetings held outside of our headquarters). Non-employee directors receive reimbursement of their travel-related expenses for all meetings.

(2)	Equity retainers, including the new director equity grant, are granted at the time of the Annual Stockholders’ Meeting. The number of restricted stock units, or RSUs, to be granted equals the value shown in the table divided by the fair market value of a share of our common stock on the date of grant, at the current stock price. Such RSUs will vest annually over a three year period.

Non-Employee Director Ownership Guidelines

On September 7, 2006 the Committee established and approved equity ownership guidelines for all non-executive directors. “Equity” for the purpose of these guidelines is defined to include shares of the Company’s common stock, vested restricted stock units and deferred stock units. Under the guidelines of the equity ownership program, all directors are expected to own equity equal in value to at least three times each director’s annual director cash retainer or non-executive chairman cash retainer. The Compensation Committee assesses progress against the guidelines each year on July 31. Directors have three years from July 31, 2007, or, if later, three years following their appointment to the Board, to achieve this level of ownership.

PRINCIPAL STOCKHOLDERS

This table shows common stock that is beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers as of December 31, 2006, whom we refer to as our “named executive officers,” and all persons known to us to own 5% or more of the outstanding Company common stock, as of March 7, 2007.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

			Total	Percent of
	Common Stock	Right to	Securities	Outstanding
Name and Address(1)	Owned(2)	Acquire(3)	Owned(4)	Shares

Principal Stockholders:
TimesSquare Capital Management, LLC(5)	2,962,661	0	2,962,661	7.4%
1177 Avenue of the Americas — 39th Floor New York, NY 10036
Neuberger Berman LLC(6)	2,822,585	0	2,822,585	7.0
(formerly H.A. Schupf & Co., LLC) 605 Third Avenue, 44th Floor New York, NY 10158
Wellington Management Company, LLP(7)	2,555,370	0	2,555,370	6.3
75 State Street Boston, MA 02109
Munder Capital Management(8)	2,217,391	0	2,217,391	5.5
480 Pierce Center Birmingham, MI 48009
Executive Officers and Directors:
Michael E. Dubyak(9)	36,150	64,046	100,196	*
Melissa D. Smith	15,318	64,002	79,320	*
David D. Maxsimic	8,250	44,576	52,826	*
Tod A. Demeter	5,705	1,626	7,331	*
Katherine M. Greenleaf	26,138	39,167	65,305	*
Shikhar Ghosh	0	0	0	*
Ronald T. Maheu	0	0	0	*
George L. McTavish	0	0	0	*
Rowland T. Moriarty	35,000	0	35,000	*
Kirk P. Pond(10)	16,200	0	16,200	*
Regina O. Sommer	500	0	500	*
Jack VanWoerkom	1,000	0	1,000	*
Directors and Executive Officers as a Group (15 Persons)(11)	164,086	235,571	399,657	*

*	Less than 1%

(1)	Unless otherwise noted, the business address for the individual is care of Wright Express Corporation, 97 Darling Avenue, South Portland, ME 04106.

(2)	Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Excludes shares that may be acquired through stock option exercises or that are restricted stock unit holdings. This column does not include the following number of shares which will be acquired by our non-employee directors through the conversion of restricted stock units 200 days after their retirement from our board of directors: 6,331 shares by Mr. Ghosh; 9,023 shares by Mr. Maheu; 11,999 shares by Dr. Moriarty; 6,498 shares by

Mr. Pond; 6,564 shares by Ms. Sommer and 6,606 shares by Mr. VanWoerkom. All shares identified in this column are held through brokerage accounts and are believed to be pledged as security.

(3)	Includes shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 6, 2007. Excludes shares that may not be acquired until on or after May 6, 2007.

(4)	Includes common stock and shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 6, 2007.

(5)	TimesSquare reported this information on a Schedule 13G filed by TimesSquare with the SEC on February 9, 2007. The Schedule 13G indicates that TimesSquare has sole voting power over 2,658,361 shares and sole power to dispose of 2,962,661 shares. The percentage reported is based on the assumption that TimesSquare holds 2,962,661 shares of common stock on March 7, 2007.

(6)	This information was reported on a Schedule 13G filed by Neuberger Berman LLC with the SEC on January 29, 2007. The Schedule 13G indicates that Neuberger has sole voting and dispositive power over the 2,822,585 shares. The percentage reported is based on the assumption that Neuberger holds 2,822,585 shares of common stock on March 7, 2007.

(7)	This information was reported on a Schedule 13G filed by Wellington with the SEC on February 14, 2007. The Schedule 13G indicates that Wellington has shared voting power over 1,673,170 shares and shared power to dispose of 2,506,070 shares. The percentage reported is based on the assumption that Wellington holds 2,555,370 shares of common stock on March 7, 2007.

(8)	This information was reported on a Schedule 13G filed by Munder Capital Management with the SEC on February 14, 2007. The Schedule 13G indicates that Munder has sole voting power over 2,038,642 shares and sole power to dispose of 2,217,391 shares. The percentage reported is based on the assumption that Munder holds 2,217,391 shares of common stock on March 7, 2007.

(9)	Includes 23,634 shares underlying an option to purchase common stock which is held by Mr. Dubyak but which his former spouse controls the right to exercise and to receive the proceeds of such exercise. Mr. Dubyak disclaims beneficial ownership of those shares.

(10)	Includes 2,500 shares held indirectly through the Pond Family Foundation and 700 shares held indirectly through the Loretta Pond Trust.

(11)	In addition to the officers and directors named in this table, three other executive officers are members of this group.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the Board. To assist us in our determination, we reviewed NYSE requirements and adopted general guidelines for independence.

To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) in the Board’s judgment, the director must not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board has established guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director will not be considered to have a material relationship with the Company if (1) he or she is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) he or she: (i) serves as an executive officer of another company which is indebted to the Company, or to which the Company is indebted, provided that the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; (ii) serves as an officer, director or trustee of a tax exempt organization, provided that the company’s discretionary contributions to such organization are less than the greater of $1 million or 2% of that organization’s consolidated gross revenues (the Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose); or (iii) serves as a director of another company with which the Company engages in a business transaction or transactions, provided that the director owns less than 5% of the equity interests of such other company and recuses himself or herself from deliberations of the Board with respect to such transactions. In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of the Board of Directors who are independent as defined above.

Based on our guidelines and NYSE corporate governance standards, we have determined that the following directors are independent: Shikhar Ghosh, Ronald T. Maheu, George L. McTavish, Kirk P. Pond, Regina O. Sommer and Jack VanWoerkom.

When considering the independence of the directors listed above, the Board was aware that Mr. VanWoerkom is an executive officer of a company that does business with us in the ordinary course and that such relationship is deemed immaterial under the NYSE bright-line independence tests and our categorical standards. The amounts involved were substantially less than 1% of either party’s consolidated gross revenues for 2006.

DIRECTOR NOMINATIONS

The Corporate Governance Committee is composed entirely of independent directors as determined by the Board in accordance with its independence guidelines and the listing standards of the NYSE. Among the committee’s responsibilities is recommending candidates for nomination to the Board. In that capacity, the Corporate Governance Committee recommended both Messrs. Pond and Ghosh for election by our stockholders. Each of Messrs. Pond and Ghosh abstained in the committee’s recommendations of each as a candidate for election. Both Messrs. Pond and Ghosh have served as members of our Board since February 2005.

Mr. McTavish was recommended by Mr. Dubyak to the Corporate Governance Committee as a candidate for election as a director, and was subsequently appointed by our Board. The Corporate Governance Committee will consider candidates nominated by stockholders for next year’s meeting in the same manner as candidates nominated by the Corporate Governance Committee if the nomination is made in accordance with our By-Laws. Our By-Laws require, among other things, that a stockholder submitting a nominee for consideration include in the notice: (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class and series and number of shares of each class and series of capital stock which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other SEC filing. We refer you to the copy of our By-Laws that are posted on our website for a complete list of the requirements and procedures for submitting a candidate for director.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received not earlier than January 21, 2008 nor later than February 18, 2008. However, in the event that the annual meeting is called for a date that is not within twenty-five days before or after May 18, 2008, notice by the stockholder must be received no later than the earlier of the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly disclosed.

Stockholder nominations must be addressed to:

Wright Express Corporation
Attention: Corporate Secretary
97 Darling Avenue
South Portland, ME 04106

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines and the guidelines for evaluating director nominees are in the Corporate Governance Committee’s charter, each of which is available on our website. In addition, the committee believes that a nominee for the position of director must meet the following specific, minimum qualifications:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

•	Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

Application of Criteria to Existing Directors

The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria listed above. In addition, the Corporate Governance Committee considers the existing directors’ performance on the Board and any committee, which shall include consideration of the extent to which the directors undertook continuing director education.

The backgrounds and qualifications of the directors considered as a group are to provide a significant breadth of experience, knowledge and abilities in order to assist the Board in fulfilling its responsibilities.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board believes that the Chief Executive Officer and his designees speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies who are involved with the Company. It is, however, expected that Board members would do so with the knowledge of and, absent unusual circumstances or as contemplated by the committee charters, only at the request of the Company’s senior executives.

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairman of the Board shall, subject to advice and assistance from the General Counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

If you wish to communicate with the Board or the non-management members of the Board, you may send your communication in writing to:

Non-Management Director Communication
Wright Express Corporation
Attention: Corporate Secretary
97 Darling Avenue
South Portland, ME 04106

You should include your name and address in the written communication and indicate whether you are a stockholder.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

AUDIT COMMITTEE REPORT

The board of directors appointed us as an audit committee to monitor the integrity of Wright Express’ consolidated financial statements, its system of internal controls and the independence and performance of its internal auditor and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

We are governed by a written charter adopted by the Audit Committee, which was recently amended and is available through the Investor Relations page of our website at www.wrightexpress.com.

Our committee consisted of three non-employee directors at the time that the actions of the Committee described in this report were undertaken. Subsequently, a fourth member was added. Each member of the audit committee is “independent” within the meaning of the New York Stock Exchange rules. Wright Express’ management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Wright Express’ independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by Wright Express’ management and independent registered public accounting firm.

In fulfilling our oversight responsibilities, we discussed with representatives of Deloitte & Touche LLP, the independent registered public accounting firm for fiscal year 2006, the overall scope and plans for their audit of the consolidated financial statements for fiscal year 2006. We met with them, with and without Wright Express management present, to discuss the results of their examinations and their evaluations of the internal controls and the overall quality of Wright Express’ financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal year 2006 with management and the independent auditors.

In addition, during the course of fiscal year 2006, our management completed the documentation, testing, and evaluation of the system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, we received periodic updates provided by management and D&T at each appropriate scheduled audit committee meeting, as well as at a number of special meetings to review our progress. At the conclusion of the process, management provided us with and we reviewed a report on the effectiveness of the internal control over financial reporting. We also reviewed the report of management contained in the annual report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as D&T’s Report of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. We continue to oversee our Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2007.

We discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended and supplemented by Statement of Auditing Standards No. 114, including a discussion of Wright Express’ accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.

In addition, we received from the independent registered public accounting firm a letter containing the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed the disclosures with them, as well as other matters relevant to their independence from management and Wright Express. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the board of directors that the audited consolidated financial statements for fiscal year 2006 be included in the annual report on Form 10-K.

THE AUDIT COMMITTEE

Ronald T. Maheu, Chair
Regina Sommer
Jack VanWoerkom

AUDITOR SELECTION AND FEES

Auditor Selection

The Audit Committee has selected D&T as the Company’s independent registered public accountant for the 2007 fiscal year. D&T has served as the Company’s independent registered public accountants since our IPO. We expect representatives of D&T to attend the annual meeting of stockholders. They will respond to appropriate questions from stockholders and will have the opportunity to make a statement.

Audit Fees

The following is a description of the fees billed to the Company by D&T for the years ended December 31, 2005 and 2006:

	December 31,
	2005	2006

Audit Fees(a)	$1,218,089	$1,669,340
Audit-Related Fees(b)	0	144,772
Tax Fees	0	0
All Other Fees	0	0

Total	$1,218,089	$1,814,112

(a)	These are the aggregate fees for professional services by D&T in connection with their audits of the annual financial statements and reviews of the financial statements included in quarterly reports on Form 10-Q; such fees also include professional fees incurred in connection with the restatement of our 2005 Form 10-K and our 2005 Form 10-Qs.

(b)	These are the aggregate fees for professional services by D&T for their assistance in providing accounting and tax due diligence services on potential acquisitions.

The fees associated with our IPO included in 2005 were billed directly to Cendant Corporation for services provided to Cendant and its affiliates, which included the Company prior to the IPO.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by D&T. According to the policy, the Audit Committee shall pre-approve all audit services to be provided to the Company, whether provided by the principal independent registered public accountant or other firms, and all other permitted services (review, attest and non-audit) to be provided to the Company by the independent registered public accountant; provided, however, that de minimis permitted non-audit services may instead be approved in accordance with applicable SEC rules. The independent registered public accountant is not authorized to provide any prohibited non-audit services (as defined in Rule 2-01(c)(4) of Regulation S-X). The Chairman of the Audit Committee has the authority to pre-approve any permitted services on behalf of the Audit Committee and shall notify the full committee of such approval at its next meeting.

Since our IPO on February 16, 2005, the Audit Committee has pre-approved all of the services performed by D&T.

EXECUTIVE OFFICERS

NON-DIRECTOR MEMBERS OF THE EXECUTIVE MANAGEMENT TEAM

Melissa D. Smith Age 38 Senior Vice President, Finance and Chief Financial Officer	Melissa D. Smith has served as our Senior Vice President, Finance and Chief Financial Officer since September 2001. From April 1999 to August 2001, Ms. Smith served as our Vice President and Controller. From May 1997 to August 2001, Ms. Smith served us in various financial positions. From August 1991 to April 1997, Ms. Smith held various positions as a senior auditor and manager in the Portland, Maine office of Ernst & Young LLP, which was acquired by Baker, Newman & Noyes LLC, a Portland accounting firm. Ms. Smith has over fifteen years of experience in finance, auditing and accounting positions. Ms. Smith is also the chairperson of the board of directors of Wright Express Financial Services Corporation.

David D. Maxsimic Age 47 Senior Vice President, Sales and Marketing	David D. Maxsimic has served as our Senior Vice President, Sales and Marketing since January 2003. From July 2000 to December 2002, Mr. Maxsimic served as our Senior Vice President of Sales. From September 1999 to June 2000, Mr. Maxsimic served as our Vice President and General Manager for the Wright Express Direct Card. From November 1997 to August 1999, Mr. Maxsimic served as a Vice President of Sales. From November 1987 to November 1997, Mr. Maxsimic was a senior sales executive for several major fleet service companies, including U.S. Fleet Leasing, GE Capital Fleet Services and PHH Fleet America. Mr. Maxsimic has 20 years of experience in sales, marketing and managing customer relationships, in addition to managing and executing sales of complex financial services.

Jamie Morin-Reynolds Age 42 Senior Vice President, Client Service Operations	Jamie Morin has served as our Senior Vice President of Client Operations since January 1, 2007. From August 2005 to December 2006, Ms. Morin served as our Vice President of Business Initiatives Management at Wright Express. From May 2002 to August 2005 Ms. Morin served as our Vice President of e.BEST Operations. From May 1999 to May 2002 Ms. Morin served as our Vice President of Service Delivery and from November 1998 to May 1999 she served as our Vice President of Customer Service. From December 1997 to November 1998 Ms. Morin served as our Customer Service Manager. From May 1986 to December 1997, she held various management positions in sales, marketing and customer service at Portland Glass Company in Westbrook, Maine and Saint Joseph’s College in Standish, Maine. Ms. Morin has 20 years experience in managing service, sales and marketing and leading complex business initiatives.

Tod A. Demeter Age 43 Senior Vice President and Chief Information Officer	Tod A. Demeter has served as our Senior Vice President and Chief Information Officer since May 2004. From July 2003 to April 2004, Mr. Demeter was Senior Vice President, Information Systems for Aetna Inc., an insurance company, in Hartford, Connecticut. From February 1999 to June 2003, Mr. Demeter held various senior information technology positions including Chief Information Officer for GE Capital Corporate Systems and Global Operations. From January 1986 to January 1999, Mr. Demeter held senior information technology positions at Edwards Systems Technology, a division of General Signal, Pepsi-Co and Andersen Consulting. Mr. Demeter has more than 18 years of business and information technology experience developing and executing global business strategies, managing large technology operations and driving business re-engineering initiatives.

Robert C. Cornett Age 54 Senior Vice President, Human Resources	Robert C. Cornett has served as our Senior Vice President, Human Resources since February 2005. Prior to that, Mr. Cornett served as our Vice President, Human Resources and Chief People Officer from April 2002 until February 2005. From September 1976 to March 2002, Mr. Cornett held senior human resources positions at UnumProvident Corporation, Mage Centers for Management Development and served as the director of the Learning Resource Center at Brown University. Mr. Cornett has over 20 years of experience as a human resources professional and has extensive experience developing and instituting creative human resource practices, including providing human resources leadership on mergers and acquisitions, international expansion, employee benefits, training, performance management and leadership development.

Hilary A. Rapkin Age 40 Senior Vice President, General Counsel and Corporate Secretary	Hilary A. Rapkin has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2005. Prior to that, Ms. Rapkin served as our Vice President and General Counsel from April 1998 until her appointment to her current position. From January 1996 to March 1998, Ms. Rapkin served as our Business Counsel. From August 1993 to December 1995, Ms. Rapkin was associated with Bennet & Associates, a law firm in Portland, Maine. Ms. Rapkin has over 14 years of experience providing advice regarding commercial law matters. Ms. Rapkin is a member of the American Bar Association, the Maine State Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals and the New England Legal Foundation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our compensation programs are designed and administered to balance the achievement of short-term operational results and long-term goals with the ultimate objective of increasing long-term stockholder value. We do this by ensuring our compensation programs:

•	pay for performance

•	align executive and stockholder interests

•	foster profitable business expansion

•	reward for long-term growth

We recognize the role total compensation plays in achieving our objectives of attracting, retaining and motivating our associates, including our executives, to achieve these results. Multiple elements of compensation are used simultaneously to achieve our objectives, including:

•	base salary

•	short-term cash-based incentives

•	long-term equity-based incentives

•	perquisites including deferred compensation

We believe the compensation of our executives should and does reflect the success our company has achieved in creating stockholder value.

Compensation Process

In setting compensation levels for each executive, we compare each element and the total compensation package for the executive against multiple factors, including:

•	company success against predetermined revenue, adjusted net income and other operational and strategic goals

•	market and peer group comparison data

•	performance during the period against predetermined operational and strategic goals

•	the value of the unique skills and experience the executive brings to our company

We reevaluate each element of compensation annually and conduct a review of the total compensation package and company ownership levels to ensure that our executive team is rewarded and motivated to increase stockholder value.

Management makes recommendations to the Compensation Committee of the Board of Directors, or the Compensation Committee, regarding recommended base salary changes, short-term incentive targets and long-term equity targets for each of the executive officers with assistance from an independent compensation consultant. These targets are identified using:

•	market and peer group data

•	a review of historical performance and current strategic and operational goals

•	input from Mr. Dubyak on each executive’s performance

•	the executive’s value to the organization

The Compensation Committee also uses the compensation consultant to provide a recommended range for CEO compensation targets, based on similar factors. The Compensation Committee uses this data to determine base salary as well as short and long-term target compensation for Mr. Dubyak and each of the executive officers each year.

In 2005, Wright Express issued a request for proposals with multiple compensation advisors and selected Buck. Buck served as an independent advisor to the Compensation Committee on compensation related issues for all of 2006. Their role was to advise the Compensation Committee on the design and competitive positioning of our compensation programs. They attended certain Compensation Committee meetings and communicated with members of the Compensation Committee as needed. Buck assisted the Compensation Committee in a thorough review of our then existing executive and director compensation programs with the goal of ensuring that our compensation was in alignment with our strategic and operational goals as a new public company. Buck worked with the Compensation Committee to review all of our compensation programs and recommended changes and compensation levels for our executive team.

Buck also worked with the Compensation Committee to select our initial peer group in 2005, shortly after our initial public offering. Data from this peer group was used as one factor in the identification of appropriate 2006 compensation levels for our executive officers. The initial peer group represented a combination of payment processing and business services companies with revenues in the range of $50 million to $650 million. This initial peer group included:

• Akamai Technologies Inc.

• Bottomline Technologies Inc.

• eFunds Corporation (EFD)

• Electronic Clearinghouse Inc.

• eSpeed Inc.

• Euronet Worldwide Inc.

• Global Payments Inc.

• iPayment Inc.

• Lightbridge Inc.

• Salesforce.com Inc.

• SS&C Technologies Inc.

• Tier Technologies Inc

At the end of 2006, we reassessed the peer group to more tightly align with our industry segment and market capitalization. The new peer group was not used to determine 2006 compensation, however, it will be used going forward. The new peer group consists of the following companies:

•	Advanta Corporation

•	Alliance Data Systems Corporation

•	CheckFree Corporation

•	eFunds Corporation (EFD)

•	Euronet Worldwide Inc.

•	Global Payments Inc.

•	Heartland Payment Systems Inc.

•	Lightbridge Inc.

•	MoneyGram International Inc.

•	Verifone Holdings Inc.

After the creation of the initial peer group in 2005, Buck conducted a complete review of our compensation programs and provided the Compensation Committee with recommended levels of base compensation. They also provided their recommendations on the design of our short term incentive program, or STIP, and our long term incentive program, or LTIP.

Collectively, these programs were designed to achieve our objectives of attracting, retaining and rewarding the executive team while increasing stockholder value. Compensation comparisons to peer and market data were reviewed at base, base and bonus and base, bonus and equity compensation for each of the executives. The Compensation Committee’s final decisions regarding compensation were based on a review of each element of compensation as well as an analysis of the role each element played in retaining and motivating each executive.

Total compensation tally sheets for each of the executive officers were also prepared by Buck and reviewed by the Compensation Committee in October of 2005. These tally sheets provided the value of all components of the executive officers’ proposed 2006 compensation, including base pay, short term cash incentive through STIP, long term incentive compensation equity awards, deferred compensation, benefits, perquisites and severance payable in the event of various termination scenarios including a change of control. The Compensation Committee reviews similar tally sheets with this information at least once each year.

In approving 2006 executive compensation, the Compensation Committee considered recommendations from Mr. Dubyak regarding total compensation for those executives reporting directly to him. With the exception of the Senior Vice President, Human Resources, who provided Mr. Dubyak’s recommendations to the Compensation Committee, the other executives were not involved in the analysis or recommendation process.

Overview of Executive Compensation

Base Salary.  Base salary is provided at a competitive level in order to attract and retain key talent and is reviewed annually. For 2006, the Compensation Committee established salary targets generally at the 50th to 60th percentile of the peer group. These target amounts were then adjusted based on individual performance, experience, and the criticality of the individual to overall business strategy. Annual adjustments to base salary are made based on a review of both the individual performance as reported by the CEO, an executive officer’s current base salary (compared to the peer group and the general market) and the overall budget for compensation for Wright Express.

Short Term Incentive Compensation.  The Wright Express Corporation 2005 Equity and Incentive Plan, or E&I Plan, was ratified by stockholders at our first annual meeting on May 19, 2006. The E&I Plan governs the STIP which applies to all employees who are not otherwise covered by another short term incentive plan.

The purpose of the STIP is to motivate the achievement of annual operational goals and key milestones for our strategic initiatives. These goals and milestones, when consistently achieved, demonstrate short-term progress toward our long-term goal of growth in stockholder value. The short-term incentive program is also seen as critical in attracting and retaining key talent within our organization.

For 2006, the Compensation Committee set STIP target levels for the executives generally at the 50th percentile of the peer group. Where appropriate, targets were adjusted and set to reflect Wright Express’ relative size in comparison to the peer group. At the maximum level of performance, which would represent performance that significantly exceeded target goals, STIP payout would be at or above the 75th percentile of the peer group. If we failed to meet the threshold level goals as defined by the Compensation Committee, the executive officers would have received no payout under the STIP. At the end of each performance period, the Compensation Committee evaluates adjustments to performance as defined in the STIP and has discretion to include all or part of an item of loss or expense or to exclude all or part of an item of gain or income that the Compensation Committee believes was not attributable to or does not accurately reflect the continuing performance of the Corporation.

Under the terms of the 2006 STIP, each eligible participant, including each of the executive officers, could receive from 0 percent to a maximum of 200 percent of their target STIP award if specified levels of performance were achieved by December 31st of the plan year. In 2006, we were required to achieve threshold results for Adjusted Net Income in order to pay out any portion of the STIP. For 2006, the bonus targets for the Named Executive Officers ranged from 45 percent to 100 percent of base salary as shown in the following chart:

STIP Target as a
Named Executive Officer	percentage of base salary

Michael Dubyak	100%
Melissa Smith	60%
David Maxsimic	55%
Tod Demeter	45%
Katherine Greenleaf	45%

Financial measures are predominately used in establishing annual STIP goals and non-financial measures are considered as needed. In 2006, the STIP performance objectives and weighting for each of the executive officers included the following:

•	Adjusted Net Income (60%)

•	Revenue adjusted for the price per gallon of fuel (which we call PPG adjusted revenue) (20%)

•	Revenue from Strategic Growth Initiatives (10%)

•	Compliance goals for meeting our obligations under the Sarbanes-Oxley Act of 2002, including related regulation, or SOX, as established and measured by the Audit Committee of the Board of Directors (10%)

The goals for 2006 were approved by the Compensation Committee in March of 2006 and progress toward these goals was reported by the CEO to the Compensation Committee during the year.

In assessing performance against these objectives, the Compensation Committee reviewed management’s achievement against goals established for each objective at threshold, target and maximum levels of achievement. These results determined the percent of the award that was to be paid to each executive officer. In 2006, the Compensation Committee excluded a small portion of expense which it felt did not accurately reflect corporate performance. This adjustment affected all employees, including the executive officers, and increased the total amount paid to all employees by approximately $60,000. Based on its overall assessment of performance against the 2006 STIP goals, the Compensation Committee approved Mr. Dubyak’s short-term incentive payment for 2006 of $488,325 which represented a payout of 115 percent of his aggregate STIP target.

As part of the 2006 STIP, Mr. Maxsimic had an additional revenue incentive award which provided the potential to earn from $0 to $200,000 for the achievement of PPG Adjusted Revenue above the corporate target. If results exceeded the maximum level of performance identified in this special incentive, Mr. Dubyak could have recommended a higher payout for approval by the Compensation Committee. This additional award was only to be paid out if revenue achieved was above corporate target revenue for the Company. In 2006, PPG Adjusted Revenue was achieved at the corporate target; as a result, Mr. Maxsimic did not receive a payout as part of this revenue incentive.

Long Term Incentive Compensation.  We believe that equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company and that their interests are aligned with stockholder interests. We provide long-term equity-based incentives through the Wright Express Corporation Long Term Incentive Program, or LTIP, to retain our key talent and reward them for sustained achievement of key operational and strategic goals that drive long-term stockholder value.

The LTIP is governed under the E&I Plan which allows us to grant employees and directors stock options, stock awards (including restricted stock), stock appreciation rights, performance-contingent awards and other equity-based awards. The LTIP is currently administered as a broad-based program provided to executive officers and other selected employees in the Company. Each of the executive officers received a grant under the E&I Plan as part of the 2006 LTIP.

The Company generally provides an equity grant to eligible participants annually. The Compensation Committee grants awards at fair market value and uses a grant price that is the closing price of Wright Express Corporation stock on the last day the stock is traded prior to the grant award date. In determining the size of equity grants to executive officers, the Compensation Committee considers similar awards to individuals holding comparable positions in our identified peer group. The Compensation Committee also reviews potential equity ownership as a percentage of shares outstanding for each executive versus comparable positions within the peer group.

The Compensation Committee approves grants at its scheduled meetings or by unanimous written consent. The timing of equity grants to executives is not coordinated with the release of material non-public information. Management does not grant awards without Compensation Committee approval. The Compensation Committee reviews the design of the LTIP each year and makes changes as needed to ensure that the type of equity grant that is used best meets our goals of retaining key talent and increasing long-term stockholder value. Since our IPO, the Compensation Committee has chosen restricted stock units, or RSUs, and performance-based restricted stock units, or PSUs, over other types of equity compensation for our executives.

In 2006, we targeted executive LTIP award dollar levels to reflect the 50th percentile of the initial peer group and competitive industry practice. Actual awards were adjusted based on individual performance and the importance of retaining and motivating the individual to achieve our long-term goals.

Prior to the approval of 2006 compensation for the executives, the Compensation Committee reviewed historical and prospective analyses of the total compensation components for each executive officer. The Compensation Committee also reviewed projected equity ownership levels, based on the equity granted to date to each executive officer. The scenarios included various share price appreciation amounts over a four-year period. The assumptions used were based on Buck’s recommendation and were derived from peer group and general market data.

For the 2006 LTIP grant, awards vest over four years with 25 percent of the grant vesting each year on the anniversary of the grant. The total grant is typically a combination of RSUs and PSUs depending on the individual’s job level with a higher weighting on performance-based units at the executive officer level. In 2006, 50 percent of an executive officer’s target grant value was delivered in RSUs and 50 percent was delivered in PSUs. PSUs are granted at target performance level and are converted to restricted stock units prior to vesting, based on Compensation Committee approval of the performance result at the end of the performance period.

For 2006, the performance metric used for PSUs was Adjusted Net Income as defined in the STIP. To the extent that the final performance result differed from the target objective, the value of the PSU portion of the grant could have ranged from 0 percent to 200 percent of the target amount identified at the time of the grant.

When restricted stock units vest, they immediately convert to shares. During that process, shares are withheld to cover the minimum tax impact of the vesting for all recipients including the executive officers. The performance goals are set by the Compensation Committee within the time period prescribed by, and otherwise comply with, the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Tax Code.

In 2006, the Compensation Committee approved a broad-based grant for eligible employees under the LTIP of 144,468 units at target. At the end of 2006, Adjusted Net Income performance was approved by the Compensation Committee at 100 percent of target and as a result, the PSU portion of the 2006 grant converted to RSUs at the same number of units as initially granted at target. Grants to the Named Executive Officers totaled 56,574 units and represented 40 percent of the total units granted. The individual grants for each of the Named Executive Officers are shown in the Grants of Plan Based Award table.

Tax Deductibility of Compensation.  Section 162(m) places a limit of $1 million on the amount of compensation that Wright Express may deduct in any one year with respect to each of its five most highly paid executive officers. Wright Express generally receives no federal income tax deduction for any compensation that is over $1 million and is not performance-based as defined under Section 162(m). The STIP and the performance-based component of our LTIP are both designed to meet the requirements for performance based compensation under Section 162(m). The restricted stock unit component of our LTIP is not considered performance-based under Section 162(m). At Wright Express, the Compensation Committee has the authority to adjust payments under the STIP and LTIP up or down at its discretion with the exception of any adjustments which may increase or accelerate payment to any participant who is impacted by Section 162(m). We review compensation annually, including an analysis of the Section 162(m) impact. The results of this analysis are considered in the decisions the Compensation Committee makes each year regarding executive compensation. In making those decisions, the Compensation Committee uses its judgment in approving compensation that is not considered performance-based under Section 162(m) when it believes that such compensation is appropriate and consistent with our goal of building long-term stockholder value.

Executive Officer Equity Ownership Guidelines.  The Compensation Committee established equity ownership guidelines for all executive officers in October of 2005. “Equity,” for the purposes of executive officer ownership guidelines, includes shares of our common stock, vested restricted stock units and ownership interests in the Wright Express Common Stock Fund held in the Wright Express Corporation Employee Savings Plan, or the 401(k) Plan.

Under the guidelines of the stock ownership program, the President and Chief Executive Officer is required to own securities equal in value to at least three times his annual base salary and all other executive officers are required to own securities equal in value to at least one times their annual base salaries. The Compensation Committee monitors progress over time and employees have four years from October 2005, or four years from their date of hire if later, to achieve the level of ownership described above.

Benefits and perquisites.  Wright Express provides benefits and a small number of executive perquisites which are customarily offered in our peer group. We do not use additional executive perquisites that are not necessary to achieve our objectives of attracting and retaining executives. Instead, we rely primarily on performance-based compensation to attract and retain management talent.

Retirement Benefits.  The 401(k) Plan is a qualified defined contribution plan and is available to all employees, including executive officers. The 401(k) Plan provides participating employees the opportunity to contribute up to 20 percent of eligible compensation, on a pre-tax basis. In addition, under the 401(k) Plan, Wright Express matches 100 percent of eligible employee contributions to the plan up to six percent of their eligible compensation. Matching contributions are invested in the same participant directed funds and at the same percentage as contributions. Amounts deferred, if any, under the 401(k) Plan by the executive officers are included in the “Salary” column of the Summary Compensation Table. Matching contributions allocated to the executive officers under the 401(k) Plan are shown in the “All Other Compensation” column of the Summary Compensation Table. The executive officers receive no preferential interest on their 401(k) Plan contributions or match. Wright Express does not offer a pension plan to its executives or any other employees.

Nonqualified Deferred Compensation.  The Company also administers an Executive Deferred Compensation Plan, or EDCP, which is a non-qualified deferred compensation plan that provides each of the executive officers the opportunity to defer base salary and/or annual short term incentive compensation. The EDCP provides each executive officer with the ability to defer up to 80 percent of their base salary and/or up to 98 percent of their annual short term incentive compensation. The Company provides a match of up to six percent of the participant’s annual STIP deferral into the EDCP.

Investment income on contributions and the company match is accrued for participants to reflect the performance of investment funds selected by each participant during their annual election period. The investment funds and their performance used to calculate earnings in the EDCP mirror those used in the 401(k) Plan. No above market earnings are provided to executives who participate in this plan.

Each of the executive officers chose to defer a portion of their bonus into the EDCP in 2006. Only Mr. Maxsimic deferred a portion of his base salary into the EDCP during 2006. His base salary deferrals are included in the Executive Contributions column of the Nonqualified Deferred Compensation Table.

Prior to our initial public offering, while still a subsidiary of our former corporate parent, we offered the Wright Express Corporation Supplemental Investment & Savings Plan or SERP, which allowed participants to defer compensation. The SERP was frozen to new contributions on December 31, 2004. Mr. Dubyak and Ms. Smith have balances in this plan which continue to earn investment returns based on the funds they selected. These investment returns are market competitive for the type of funds offered; there is no preferential interest earned in either the EDCP or SERP accounts.

SERP balances as of December 31, 2006 for Mr. Dubyak and Ms. Smith are shown below. None of the other executive officers participated in the SERP when it was an active plan.

Named Executive Officer	2006 Earnings	Balance on 12/31/06

Michael E. Dubyak	$16,632	$298,522
Melissa D. Smith	$7,595	$57,773

Health Benefits.  The employee benefits provided to our executive officers are no different than those provided to other full-time employees. The Company provides up to one and a half times base salary in life insurance coverage and up to $210,000 in long term disability coverage. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available on a Company-wide basis to all employees.

Executive Perquisites.  The Company provided certain perquisites to the executive officers and directors in 2006 as summarized below.

Automobiles.  A company leased car was made available to all executive officers for personal and business use. For total compensation purposes in this proxy, the value of a Company car for executive officers, was based on the cost of the annual lease and maintenance costs which are paid on behalf of the executive by the Company. For tax purposes, the cost of the cars was imputed as income and grossed up for all taxes.

Financial Planning.  The Company provided personal financial advisory services valued at $10,000 per person to each of our executive officers. We value this benefit based on the actual charge for the services which included travel and expense reimbursement for the financial advisor. For tax purposes, the cost of these services was imputed as income and grossed up for all taxes.

Memberships.  The Company did not provide or reimburse for country club memberships for the personal use of any officers. The Company maintains a limited number of memberships for business use. In the event the facilities were used for personal reasons, the executive officers reimbursed Wright Express for the expenses incurred.

The aggregate value of all perquisites received by each of the executive officers is detailed in the footnotes to the Summary Compensation Table.

Employment Agreements, Severance and Change-in-Control Benefits

In October of 2005, the Compensation Committee reviewed employment agreements as part of the initial executive compensation review process and new employment agreements were created for each of the executive officers. These employment agreements represent competitive severance and change of control benefits based on analysis conducted by Buck and reviewed by the Compensation Committee.

The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company and its stockholders insofar as, among other reasons, it allows the Company to achieve its desired goals of retaining the best possible executive talent and obtaining post-employment non-competition covenants from executive officers.

Each employment agreement contains important restrictive covenants intended to protect confidential information and limit each officer’s ability to compete against the Company or solicit its employees. As part of Mr. Dubyak and Ms. Smith’s employment agreements, the Company agrees to indemnify each to the fullest extent permitted by Delaware law, the Company’s charter or its By-Laws. The agreements are governed by Maine law and provide for all claims to be settled by arbitration.

The agreements also contain the following provisions:

Term:  The term of Mr. Dubyak’s employment agreement is three years from the date it was signed with an annual renewal beginning on October 28, 2006 and continuing each year on October 28th unless written notice to terminate the agreement is provided at least 30 days prior to the anniversary date. The remaining executive officers have signed two-year employment agreements with a similar annual renewal component.

Benefits Payable upon Death or Disability:  Under the terms of each of the executive officer’s agreements, if their employment is terminated by reason of death or disability, either their estate or they are entitled to receive base salary and incentive compensation awards earned but unpaid as of the date of termination and a prorated portion of their annual incentive bonus at target for the year in which the disability or death occurred.

Severance without change of control:  If their employment is terminated outside of a change of control as defined in the employee agreement and for reasons other than death, disability or for cause as defined in the agreement, they are entitled to receive the following:

Mr. Dubyak:  A cash payment equal to the sum of Mr. Dubyak’s base salary plus his target STIP award, multiplied by 200 percent, any and all base salary and incentive compensation awards earned but unpaid through the date of such termination and reimbursement for any legitimate previously unreimbursed business expenses. In addition, any outstanding and unvested stock options and restricted stock units granted to Mr. Dubyak which would have otherwise become vested between the date of termination of employment and the second anniversary of such date of termination of employment will immediately become vested without regard for performance based vesting criteria. In the event that Mr. Dubyak elects to continue medical and dental benefits as a result of the termination, his cost for the first 12 months of such coverage will be no greater than the cost to active full-time employees at Wright Express.

Ms. Smith:  A cash payment equal to the sum of Ms. Smith’s base salary plus her target STIP award, any and all base salary and incentive compensation awards earned but unpaid through the date of such termination and reimbursement for any legitimate previously unreimbursed business expenses. In addition, any outstanding and unvested stock options and restricted stock units granted to Ms. Smith which would have otherwise become vested between the date of termination of employment and the first anniversary of such date of termination of employment will immediately become vested without regard for performance based vesting criteria. In the event that Ms. Smith elects to continue medical and dental benefits as a result of the termination, her cost for the first 12 months of such coverage will be no greater than the cost to active full-time employees at Wright Express.

Mr. Maxsimic:  A cash payment equal to the sum of his base salary plus target STIP award, any and all base salary and incentive compensation awards earned but unpaid through the date of such termination and reimbursement for any legitimate previously unreimbursed business expenses.

Mr. Demeter:  A cash payment equal to the sum of his base salary, any and all base salary and incentive compensation awards earned but unpaid through the date of such termination and reimbursement for any legitimate previously unreimbursed business expenses.

Ms. Greenleaf:  On December 6, 2006, Ms. Greenleaf entered into a separation agreement and general release with Wright Express which supersedes any previous employment agreements. Pursuant to this agreement, Ms. Greenleaf terminated her employment on April 2, 2007 and, as a result of her termination, will receive the following:

Salary continuation:  $157,500 in nine equal monthly installments during the period from April 2, 2007 through December 31, 2007.

Vesting of RSUs:  Vesting as scheduled on February 22, 2007 of 4,583 RSUs; vesting as scheduled on March 31, 2007 of 813 RSUs and 813 PSUs; and vesting as scheduled on October 28, 2007 of 10,533 RSUs. All other unvested RSUs and PSUs which were awarded to Ms. Greenleaf prior to December 6, 2006 will automatically terminate on her separation date of April 2, 2007.

Short-Term Incentive:  Payment under the Company’s 2006 STIP in the first quarter of 2007. The amount paid to Ms. Greenleaf was $108,591.

Benefits:  A lump-sum payment of $16,000 to assist in the continuation of medical and dental benefits under the federal law generally referred to as “COBRA.”

Severance with Change of Control:  The employment agreements signed by each of the executive officers include a ‘double trigger’ provision which means a change-of-control, as defined in the agreement, and termination of employment as a result of this change of control is required for the following benefits to be paid.

In the case of Mr. Dubyak, this termination must occur between 90 days prior to and 540 days after the change-of-control. In the case of all other executive officers, this termination must occur between 90 days prior and 365 days after the change-of-control.

In the event of termination with a change of control, the executive officers are entitled to receive:

Mr. Dubyak:  A cash payment equal to the sum of Mr. Dubyak’s base salary plus his target STIP award, multiplied by 300 percent, any and all base salary and incentive compensation awards earned but unpaid through the date of such termination and reimbursement for any legitimate previously unreimbursed business expenses. Any outstanding and unvested stock options and restricted stock units granted to Mr. Dubyak will immediately become vested. Wright Express will also pay to Mr. Dubyak an amount equal to the present value of Wright Express’ share of the cost of medical and dental insurance premiums for a 36 month period.

All other executive officers:  A cash payment equal to their base salary plus their target incentive compensation award, multiplied by 200 percent, any and all base salary and incentive compensation awards earned but unpaid through the date of such termination and reimbursement for any legitimate previously unreimbursed business expenses. Wright Express will also pay each of the executive officers an amount equal to the present value of Wright Express’ share of the cost of medical and dental insurance premiums for a 24 month period, and any outstanding and unvested stock options and restricted stock units granted to each of the executive officers will immediately become vested.

280G:  Section 280G and related Internal Revenue Code sections provide that executive officers could be subject to additional taxes if they receive payments or benefits in connection with a change of control that exceed certain limits and that Wright Express could lose a tax deduction on the amounts subject to the additional tax. In the event any payment or distribution to Mr. Dubyak under his employment agreement is determined to be subject to this tax, he is entitled to receive a payment on an after-tax basis equal to the excise taxes imposed, and any penalties and interest. This is commonly referred to as a “280G gross up.” No 280G gross up will be provided to the other executive officers.

Non-Compete Agreements:  Each of the employment agreements signed by the executive officers, including Mr. Dubyak, contain a provision which restrict the executive officers from performing any acts which advance the interests of any existing or prospective competitors of Wright Express. In the event of a termination with severance payout, the executive officers are under restriction for a period of two years. In all other cases, the restriction period is one year.

Summary of Termination Payments and Benefits.  The following table summarizes the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2006 under the circumstances shown.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

	Voluntary
	Termination or
	Involuntary	Involuntary	Change in
	Termination	Termination	Control with
	for Cause	Without Cause	Termination	Disability(1)	Death

Michael Dubyak
Acceleration of Equity Awards	$0	$4,070,896	$5,976,629	$5,131,486	$5,976,629
Salary Continuation	0	850,000	1,275,000	0	0
Short Term Incentive Program	0	850,000	1,275,000	425,000	425,000
Non-Qualified Plan(2) Payout	654,581	654,581	654,581	654,581	654,581
Benefits Continuation	0	2,743	7,599	0	0
280G Gross-up	0	0	2,745,506	0	0
Total	$654,581	$6,428,220	$11,934,315	$6,211,067	$7,056,210

Melissa Smith
Acceleration of Equity Awards	$0	$671,994	$1,645,963	$1,375,532	$1,645,963
Salary Continuation	0	260,000	520,000	0	0
Short Term Incentive Program	0	156,000	312,000	156,000	156,000
Non-Qualified Plan(2) Payout	78,485	78,485	78,485	78,485	78,485
Benefits Continuation	0	2,976	5,639	0	0
280G Gross-up	0	0	0	0	0
Total	$78,485	$1,169,455	$2,562,087	$1,610,017	$1,880,448

David Maxsimic
Acceleration of Equity Awards	$0	$0	$1,620,310	$1,378,057	$1,620,310
Salary Continuation	0	250,000	500,000	0	0
Short Term Incentive Program	0	137,500	275,000	137,500	137,500
Non-Qualified Plan(2) Payout	48,062	48,062	48,062	48,062	48,062
Benefits Continuation	0	0	15,985	0	0
280G Gross-up	0	0	0	0	0
Total	$48,062	$435,562	$2,459,357	$1,563,619	$1,805,872

Tod Demeter
Acceleration of Equity Awards	$0	$0	$1,039,800	$837,008	$1,039,800
Salary Continuation	0	220,000	440,000	0	0
Short Term Incentive Program	0	0	198,000	99,000	99,000
Non-Qualified Plan(2) Payout	72,937	73,937	73,937	73,937	73,937
Benefits Continuation	0	0	14,583	0	0
280G Gross-up	0	0	0	0	0
Total	$72,937	$293,937	$1,766,320	$1,009,945	$1,212,737

Effective April 2, 2007, Ms. Greenleaf was no longer an employee of Wright Express Corporation. Please refer to the Employment Agreement section of the Compensation Discussion and Analysis for the terms of Ms. Greenleaf’s separation agreement and general release.

(1)	Only the February 22, 2005 and October 28, 2005 RSU awards vest in the event of termination of employment due to disability.

(2)	As used in this table, Non-Qualified Plan Payout includes the participants’ balances in their EDCP and SERP accounts. The amounts due to the named executive officer would be paid out in accordance with their election and the governing plan documents.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is composed entirely of independent directors as determined by the Board of Directors in accordance with its independence guidelines and the listing standards of the NYSE.

Our committee oversees and administers the compensation programs for the Chief Executive Officer and all other executive officers of the Company. In connection with that responsibility, we report to the Board on our activities at each meeting of the Board. The Compensation Committee Charter, which describes in detail the purpose, structure, membership, authority, responsibilities, procedures and administration of the Compensation Committee is available on the Company’s website.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and proxy statement on Schedule 14A filed with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE

Kirk P. Pond, Chair
Shikhar Ghosh
Regina O. Sommer

SUMMARY COMPENSATION TABLE

Total compensation for our Named Executive Officers, is shown in the Summary Compensation Table below. The Compensation Committee believes that the compensation provided to the Named Executive Officers in 2006 is in alignment with the Company’s financial performance for 2006 and the individual performance of each of the Named Executive Officers. The Compensation Committee also believes that the total compensation paid to the executive officers collectively in 2006 was an appropriate reward for their efforts driving stockholder value during the period.

SUMMARY COMPENSATION TABLE

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Michael Dubyak	2006	425,000	1,070,587	488,325	82,013	2,065,925
President and Chief Executive Officer
Melissa Smith	2006	260,000	291,211	179,244	54,394	784,849
Senior Vice President, Finance and Chief Financial Officer
David Maxsimic	2006	250,000	287,752	158,000	52,105	747,857
Senior Vice President, Sales and Marketing
Katherine Greenleaf(5)	2006	210,000	228,707	108,591	51,067	598,365
Senior Vice President, Client Service Operations
Tod Demeter	2006	220,000	183,715	113,762	51,356	568,833
Senior Vice President and Chief Information Officer

(1)	Includes amounts contributed by each Named Executive Officer on a pretax basis to the Company’s Employee Savings Plan and Executive Deferred Compensation Plan.

(2)	The amounts shown in this column represent the total fair market value of stock awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair market values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the PSUs and RSUs granted on March 31, 2006, and RSUs that were granted on October 28, 2005 and on February 22, 2005. Our Compensation Committee has decided to use the closing price of our common stock as reported by the New York Stock Exchange on the trading day before the award is granted as the fair market value of the common stock.

(3)	The amounts shown reflect the cash incentive awarded on March 8, 2007, for 2006 Short-Term Incentive Program results and includes amounts contributed by each Named Executive Officer on a pretax basis to the Company’s Executive Deferred Compensation Plan.

(4)	The following table describes the elements that are represented in the “All Other Compensation” column:

ALL OTHER COMPENSATION

				401(k)	EDCP
	Company	Financial	Tax	Employer	Registrant
	Vehicle	Planning	Payments(a)	Contribution	Contribution(b)	Total
Name of Executive	($)	($)	($)	($)	($)	($)

Michael Dubyak	13,250	10,149	16,564	12,750	29,300	82,013
Melissa Smith	10,750	10,116	9,573	13,200	10,755	54,394
David Maxsimic	10,250	10,269	9,414	12,692	9,480	52,105
Katherine Greenleaf	11,663	10,240	10,049	12,600	6,515	51,067
Tod Demeter	11,250	10,227	9,853	13,200	6,826	51,356

(a)	This column reflects the gross-up amounts for the payment of taxes with respect to financial planning and company vehicle.
(b)	Represents the amount that the Company contributed on March 8, 2007 to each individual’s account in relation to their 2006 Short Term Incentive Program award.

(5)	Effective April 2, 2007, Ms. Greenleaf was no longer a Wright Express Corporation employee. Please refer to the Employment Agreement section of the Compensation Discussion and Analysis for the terms of her separation agreement.

GRANTS OF PLAN BASED AWARDS

The following table represents all plan-based awards granted to the Named Executive Officers in 2006.

GRANTS OF PLAN-BASED AWARDS FOR 2006

								All Other	Grant
								Stock	Date Fair
								Awards:	Value of
		Estimated Possible Payouts			Estimated Future Payouts			Number	Stock
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	and
		Plan Awards(1)			Plan Awards (2)(3)			of Stock	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)

Michael Dubyak	—	212,500	425,000	850,000	—	—	—	—	—
	3/31/2006	—	—	—	6,778	13,557	27,114	—	374,987
	3/31/2006	—	—	—	—	—	—	13,557	374,987

Melissa Smith	—	78,000	156,000	312,000	—	—	—	—	—
	3/31/2006	—	—	—	2,169	4,338	8,676	—	119,989
	3/31/2006	—	—	—	—	—	—	4,338	119,989

David Maxsimic	—	68,750	137,500	275,000	—	—	—	—	—
	3/31/2006	—	—	—	1,943	3,886	7,772	—	107,487
	3/31/2006	—	—	—	—	—	—	3,886	107,487

Katherine Greenleaf(4)	—	47,250	94,500	189,000	—	—	—	—	—
	3/31/2006	—	—	—	1,626	3,253	6,506	—	89,978
	3/31/2006	—	—	—	—	—	—	3,253	89,978

Tod Demeter	—	49,500	99,000	198,000	—	—	—	—	—
	3/31/2006	—	—	—	1,626	3,253	6,506	—	89,978
	3/31/2006	—	—	—	—	—	—	3,253	89,978

(1)	Represents threshold, target and maximum payout levels under the Short Term Incentive Program for 2006 performance. The actual amount earned by each named executive officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Short Term Incentive Program is included in the Compensation Discussion and Analysis.

(2)	All units in both the Equity Incentive Plan Awards and All Other Stock Awards columns vest over four years at a rate of 25% per year, beginning on the first anniversary of the grant date. The number of performance-based restricted stock units, or PSUs, represented in the Equity Incentive Plan Awards columns and the restricted stock units, or RSUs, represented in the All Other Stock Awards column received by each named executive officer is determined by dividing the total award amount granted by the Compensation Committee by the fair market value of our common stock to arrive at the number of units awarded. Our Compensation Committee has decided to use the closing price of our common stock as reported by the New York Stock Exchange on the trading day before the award is granted as the fair market value of the common stock.

(3)	Represents threshold, target and maximum number of PSUs that could be granted to each named executive officer. In March 2007, these awards were converted into RSUs at target based on the Company’s financial results for 2006 in accordance with the Company’s Long Term Incentive Program, or LTIP.

(4)	Effective April 2, 2007 Ms. Greenleaf was no longer a Wright Express Corporation employee. Please refer to the Employment Agreement section of the Compensation Discussion and Analysis for the terms of her separation agreement.

OPTION EXERCISES AND STOCK VESTED

The following table represents stock options exercised and stock vested in 2006 by each of the Named Executive Officers. All stock options were awarded when Wright Express was a subsidiary of Cendant Corporation and were converted to Wright Express options at the time of our initial public offering.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired	Realized on
	Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

Michael Dubyak	42,500	544,278	25,694	607,663
Melissa Smith	24,998	445,501	5,347	126,457
David Maxsimic	21,000	339,500	5,763	136,295
Katherine Greenleaf	10,500	156,868	4,583	108,388
Tod Demeter	—	—	3,333	78,825

OUTSTANDING EQUITY AWARDS

The following table represents stock options and unvested stock units held by each of the Named Executive Officers as of December 31, 2006. The stock options and stock units granted prior to February 2005 were granted when Wright Express was a subsidiary of Cendant Corporation and were converted to Wright Express Corporation options and stock units at the time of the initial public offering.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

				Stock Awards
									Equity
							Equity		Incentive Plan
							Incentive Plan		Awards:
	Option Awards						Awards:		Market or
	Number of			Number of		Market Value	Number of		Payout Value
	Securities			Shares of		of Shares	Unearned		of Unearned
	Underlying			Units of		or Units	Shares, Units or		Shares, Units or
	Unexercised	Option		Stock That		of Stock	Other Rights		Other Rights
	Options	Exercise	Option	Have Not		That Have	That Have		That Have Not
	Exercisable	Price	Expiration	Vested		Not Vested(1)	Not Vested		Vested(1)
Name	(#)	($)	Date	(#)		($)	(#)		($)

Michael Dubyak	84,768	14.37	1/22/2012	178,186	(2)	5,554,058	13,557	(3)	422,572
Melissa Smith	7,587	10.53	3/12/2011	48,468	(4)	1,510,748	4,338	(3)	135,215
	5,690	9.70	10/18/2011
	48,556	14.37	1/22/2012
David Maxsimic	42,633	14.37	1/22/2012	48,097	(5)	1,499,183	3,886	(3)	121,127
Katherine Greenleaf(6)	48,041	14.37	1/22/2012	38,070	(7)	1,186,642	3,253	(3)	101,396
Tod Demeter	—	—	—	30,106	(8)	938,404	3,253	(3)	101,396

Grant Date	Stock Award Vesting Schedule

February 22, 2005	Vests at a rate of 25% per year beginning on the first anniversary of the grant date
October 28, 2005	50% vests in two years, 25% vests in three years, 25% vests in four years
March 31, 2006	Vests at a rate of 25% per year beginning on the first anniversary of the grant date

(1)	Reflects the value as calculated based on the closing price of the Company’s common stock, $31.17, on December 29, 2006.

(2)	Includes 77,083 RSUs granted on February 22, 2005, 87,546 RSUs granted on October 28, 2005, and 13,557 RSUs that were granted on March 31, 2006.

(3)	Represents the target value of PSUs that were granted to each named executive officer on March 31, 2006. In March 2007, these awards were converted into RSUs at target based on the Company’s financial results for 2006 in accordance with the Company’s LTIP.

(4)	Includes 16,041 RSUs granted on February 22, 2005, 28,089 RSUs granted on October 28, 2005, and 4,338 RSUs that were granted on March 31, 2006.

(5)	Includes 17,292 RSUs granted on February 22, 2005, 26,919 RSUs granted on October 28, 2005, and 3,886 RSUs that were granted on March 31, 2006.

(6)	Effective April 2, 2007 Ms. Greenleaf was no longer a Wright Express Corporation employee. Please refer to the Employment Agreement section of the Compensation Discussion and Analysis for the terms of her separation agreement.

(7)	Includes 13,750 RSUs granted on February 22, 2005, 21,067 RSUs granted on October 28, 2005, and 3,253 RSUs that were granted on March 31, 2006.

(8)	Includes 10,000 RSUs granted on February 22, 2005, 16,853 RSUs granted on October 28, 2005, and 3,253 RSUs that were granted on March 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION

The following table represents the amounts deferred by each of the Named Executive Officers in the Wright Express Corporation EDCP which is described in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

NONQUALIFIED DEFERRED COMPENSATION DURING 2006

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in		Balance at
	in Last FY(1)	in Last FY(2)	Last FY		Last FYE
Name	($)	($)	($)		($)

Michael Dubyak	279,166	33,500	60,025	(3)	654,581	(3)
Melissa Smith	9,300	9,300	9,706	(3)	78,485	(3)
David Maxsimic	22,666	10,166	5,981		48,062
Katherine Greenleaf	104,775	6,419	32,567		273,933
Tod Demeter	56,143	6,737	10,057		72,937

(1)	Reflects deferrals under the Company’s EDCP Plan of incentive compensation earned for 2005 and paid to the Named Executive Officers in 2006. In the case of Mr. Maxsimic, this amount reflects his 2005 incentive compensation deferral of $10,166 and his 2006 base salary deferral of $12,500. The 2005 incentive bonus amounts are not reported as 2006 compensation in the Summary Compensation Table.

(2)	Participants in the Wright Express Corporation EDCP are matched on annual incentive compensation payments only. Wright Express matches the executives’ incentive compensation deferral up to a maximum of 6% of their total incentive compensation award. In 2006, all Named Executive Officers deferred at least 6% of their incentive compensation award and therefore received a match of 6% of their incentive compensation award.

(3)	Includes the earnings and balance on December 31, 2006 of the SERP plan that is explained in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about shares of common stock that may be issued under the Company’s equity compensation plans as of December 31, 2006.

Number of Securities
Remaining Available
	Number of Securities	Weighted-Average	for Future Issuance
	to be Issued	Exercise Price of	Under Equity
	Upon Exercise of	Outstanding Options	Compensation Plans
	Outstanding Options	(Excludes Restricted	(Excluding Securities
	and Restricted	Stock Units)	Reflected in
Plan Category	Stock Units	($)	First Column)

Equity compensation plans approved by Company security holders	1,016,888	$4.97	1,753,034

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of the reports and written representations submitted to us, we believe that during 2006 all filings with the SEC by our officers, directors and 10% stockholders timely complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Wright Express is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $750,000 dollars or 1% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the Company’s annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of the Company’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT VOTING PROCEDURES

How is my vote counted?

You may vote “for” each director nominee or withhold your vote from one or both of the nominees.

You may vote “for” or “against” or “abstain” from voting on the proposal regarding ratification of the independent registered public accounting firm. If you abstain from voting on these proposals, it will have the same effect as a vote “against” the proposal.

If you provide your voting instructions on your proxy, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted:

•	for the two named nominees for directors,

•	for the ratification of Deloitte & Touche, LLP as the auditors, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting, or

•	voting at the meeting.

What happens if a director nominee is unable to stand for election?

The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, the persons named in the proxy can vote your shares for a substitute nominee. The person you authorize to vote on your behalf cannot vote for more than two nominees.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How many votes are needed to approve the election of the directors?

Directors will be elected by a plurality of the votes cast at the meeting. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on the election of directors.

How many votes are needed to approve the proposal to ratify the selection of the independent registered public accounting firm?

The selection the independent registered public accounting firm will be ratified if a majority of the shares present at the meeting in person or by proxy and entitled to vote at the meeting vote for approval. An abstention will have the effect of a vote against the proposal. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal. It is expected that brokers will have the discretion to vote shares held by them with respect to the two proposals at our annual meeting.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote.

The Company’s proposals concerning the election of directors and the ratification of the independent registered public accounting firm are considered routine matters.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

The trustee for the Wright Express Corporation Employee Savings Plan, which is often referred to as the 401(k) plan, will vote the shares of participants who do not give specific instructions in the same proportion as those shares voted by plan participants who return proxies.

What does it mean if I receive more than one proxy card?

It means that you hold your shares in multiple accounts. Please be sure to complete and submit all proxies that you received to ensure that all your shares are voted.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2007. You may access a copy electronically on our website or through the SEC’s “EDGAR” website at www.sec.gov. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Who pays the cost for proxy solicitation?

The Company pays for distributing and soliciting proxies. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders. The Company is not using an outside proxy solicitation firm, but employees of the Company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. Employees do not receive additional compensation for soliciting proxies.

How do I submit a stockholder proposal for next year’s annual meeting?

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2007 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to the Secretary, 97 Darling Avenue, South Portland, ME 04106, no later than December 14, 2007. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 18, 2008, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2008 annual meeting of stockholders.

If a stockholder wishes to present a proposal before the 2008 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received not earlier than January 21, 2008 nor later than February 18, 2008. However, in the event that the annual meeting is called for a date that is not within twenty-five days before or after May 18, 2008, notice by the stockholder must be received no later than the earlier of the close of business on the tenth day following the day on which notice of the date of the annual meeting is first mailed or publicly disclosed. The Company’s By-Laws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The By-Laws are available on our website at www.wrightexpress.com, under the Corporate Governance tab.

For next year’s annual meeting of stockholders, the persons appointed by proxy to vote stockholders’ shares will vote those shares according to their best judgment on any stockholder proposal the Company receives after February 18, 2008.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the Company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may call our Investor Relations department at (866) 230-1633 or send your request to:

Wright Express Corporation
Attention: Investor Relations
97 Darling Avenue
South Portland, ME 04106

If you currently receive multiple copies of the Company’s proxy materials and would like to participate in householding, please contact the Investor Relations department at the above address.

What is meant by “incorporation by reference”?

“Incorporation by reference” means that we refer to information that previously has been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC rules, the sections entitled “Audit Committee Report” and the “Compensation Committee Report,” of this proxy statement and the information regarding the Audit Committee Charter and the independence of the Audit Committee members specifically are not incorporated by reference into any other filings with the SEC.

You receive this proxy statement as part of the proxy materials for the annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Company’s common stock.

How do I notify you that I will attend the annual meeting?

Seating is limited and, therefore, we request that you please notify us if you intend to attend the annual meeting in person. In order to do so, you may either:

•	write or email the Investor Relations office at this address:

Wright Express Corporation
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wrightexpress.com

- or -

•	call the Investor Relations department at (866) 230-1633.

How do I request a copy of your annual report on Form 10-K?

We will provide you with a copy, without charge, of our Form 10-K, including the financial statements, for our most recently ended fiscal year, upon request to our Investor Relations Department.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

April 13, 2007
SOUTH PORTLAND, MAINE

ANNUAL MEETING OF STOCKHOLDERS OF
WRIGHT EXPRESS CORPORATION
May 18, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â     Please detach along perforated line and mail in the envelope provided.     â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑
The Board of Directors recommends a vote FOR Proposal 1.
1.	Election of Directors: To elect two directors for three-year terms.
NOMINEES:
¡  Shikhar Ghosh
¡  Kirk P. Pond
☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The Board of Directors recommends a vote FOR Proposal 2.

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

3.	To appoint Michael E. Dubyak and Melissa D. Smith to vote on any other matters that are properly presented at the meeting, or at any adjournment or postponement of the meeting, according to his or her best judgment.
Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in “street name,” you should follow the instructions provided by your bank, broker or other nominee.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WRIGHT EXPRESS CORPORATION
2007 ANNUAL MEETING OF STOCKHOLDERS — May 18, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Michael E. Dubyak and Melissa D. Smith as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Wright Express Corporation held of record by the undersigned on March 20, 2007, at the Annual Meeting of Stockholders to be held at the Portland Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine, 04106, on Friday May 18, 2007, at 8:00 a.m., Eastern Time, or any adjournment or postponement thereof.
     If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted: for the two named nominees for directors; for the ratification of Deloitte & Touche LLP as the auditors; and according to the best judgment of Michael E. Dubyak and Melissa D. Smith if a proposal comes up for a vote at the meeting that is not on the proxy.
(Continued and to be signed on the reverse side.)